Exhibit 99.1


99 CENTS ONLY STORES ANNOUNCES FILING OF REGISTRATION STATEMENT FOR EXCHANGE
OFFER

     City of Commerce, CA -- April 20, 1998 -- 99 Cents Only Stores (NYSE:
NDN) announced that it has filed a Registration Statement with the Securities and Exchange Commission (SEC) pursuant to which it intends to offer to exchange one share of 99 Cents Only Stores common stock for each 16 outstanding shares of common stock of Universal International, Inc. (the "Exchange Offer").

     99 Cents Only Stores and Universal International also announced that they have executed an agreement pursuant to which Universal International will support the Exchange Offer and will assist 99 Cents Only Stores in its solicitation of the vote of the shareholders of Universal International in favor of the Exchange Offer.

     Norman Ravich and Mark Ravich, the former Chairman and Chief Executive Officer of Universal International, respectively, holders of an aggregate of approximately 10 percent of the outstanding common stock of Universal International, have executed definitive agreements pursuant to which they have agreed to vote all shares of common stock of Universal International owned by them in favor of the Exchange Offer, and to tender such shares to 99 Cents Only Stores in the Exchange Offer.

     The Exchange Offer will be made only by means of a Prospectus. A Registration Statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective.

     This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any State.

     99 Cents Only Stores is a leading deep-discount retailer of primarily name-brand consumable general merchandise at an affordable, single price point of 99 cents. The Company's stores offer a wide assortment of regularly available consumer goods as well as a broad variety of first-quality, close-out merchandise.

     In 1997, a majority of the Company's product offerings were comprised of recognizable name-brand merchandise and were regularly available for reorder. The Company also sells merchandise through its Bargain Wholesale division. The Company's 55 existing 99 Cents Only Stores are located in Southern California.

     Universal International is a deep-discount retailer offering primarily "close-out" merchandise featuring a broad range of general household items at multiple price points.

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Universal owns and operates 44 Only Deals retail stores in Minnesota and the surrounding upper Midwest region and eight stores in Texas.

     Universal owns approximately 41% of one of, and has a note receivable of approximately $10.7 million due from, Odd's-N-End's, which operates 22 retail stores in upstate New York.

CONTACT:  99 Cents Only Stores, City of Commerce, CA
          Eric Schiffer, Senior Vice President - Finance
          (213) 881-9912

          Universal International, Inc., New Hope, MN
          Richard Ennen, President and Chief Executive Officer
          (800) 634-8349